BEIJING, May 16, 2011 /PRNewswire-Asia-FirstCall/ -- Sino Gas International Holdings, Inc. (OTC Bulletin Board: SGAS), ("Sino Gas" or the "Company"), announced financial results for the first quarter of 2011.

First Quarter 2011 Financial Highlights YOY

•	Total revenue increased 14.78% to $7.99million
•	Gross Profit Increased 13.93% to $2.42 Million
•	Operating Income decreased 35.81% to $0.61 Million
•	Net income improved to $106,555

First Quarterof 2011 Financial Results

Revenue

Revenue during the three months ended March 31, 2011 was $7.99 million vs. $6.96 million in the first quarter of 2010 or an increase of 14.78%. The revenue from connection fees during the three months ended March 31, 2011 was $2.80million, a slight increase of 1.91% from $2.75 million during the same period of 2010, representing 35.03% of the total revenue. The revenue from gas sales during the three months ended March 31, 2011 was $5.19 million, an increase of 23.18% from $4.21 million in the first quarter of 2010, representing 64.97% of the total revenue.

Gross Profit and Gross Margin

Gross profit for the first quarter of 2011 increased 13.93% to $2.42million from $2.12 million in the first quarter of 2010. The increase in gross profit was due to the increase of sales and improvement of gross margin from both connection fee revenue and gas sales.

Gross margin for the first quarter of 2011 was 30.31%, compared to 30.53% in the first quarter of 2010. Gross margin for connection fee revenue and gross margin for gas sales for the first quarter of 2011 were 77.75%, and 4.73% respectively, both of which improved from the same period of last year's.

Operating Income and Net Income

Operating income for the first quarter of 2011 was $0.61 million, a decrease of 35.81% compared to $0.95 million for the same period of 2010. This decrease was caused by the increase of SG&A expenses, which exceeded the increase of gross profit during the three months ended March 31, 2011. Net income for the first quarter of 2011 was $0.11 million, compared with net loss of $0.21 million for the same period of 2010. Due to the increase of sales and improvement of gross margin from both connection fee revenue and gas sales, gross profit improved to $2.42 million compared to the gross profit of $2.12 million for the same period of 2010. Higher gross profit together with lower non-cash flow amortization costs of convertible bonds and lower income tax were able to offset the increase of SG&A expenses in this quarter.

Balance Sheet and Cash Flow

As of March 31, 2011, the Company had $2.38 million in cash and cash equivalents, total assets were $106.39 million and stockholders' equity was $69.88 million. The Company used $0.69 million of cash in operating activities in the first quarter of 2011. Cash used in investing activities was $2.07 million in the first quarter of 2011. Cash sourced from financing activities was $1.59 million in the first quarter of 2011. The Company has $9.44 million in short-term bank loans, $3.04 million in long-term bank loans, and $5.80 million convertible bonds as of March 31, 2011.

Sino Gas International Holdings, Inc. Consolidated Statements of Income for the three months ended March 31, 2011 and 2010 (Stated in US Dollars)
	For Three Months Ended
	3/31/2011	3/31/2010
Sales revenues	7,986,270	6,957,661
Cost of revenues	(5,565,844)	(4,833,148)
Gross Profit	2,420,426	2,124,513
Operating Expense
Selling expense	(576,861)	(271,243)
General and administrative expense	(1,235,888)	(906,531)
Total operating expense	(1,812,749)	(1,177,774)
Operating Income	607,677	946,739

Other income	335	5,382
Other expense	(3,963)	(1,300)
Interest income	2,066	4,770
Interest expense **	(461,723)	(924,841)
Total other income/(expense)	(463,285)	(915,989)
Income before tax	144,392	30,750
Income tax	(37,837)	(239,334)

Net income	$106,555	$208,586

	For Three Months Ended
	3/31/2011	3/31/2010

Earnings per share
- Basic	0.004	(0.01)
- Diluted	0.004	(0.01)

Weighted Average Shares Outstanding
- Basic	27,156,617	26,769,313
- Diluted	27,156,617	26,769,313

About Sino Gas International Holdings, Inc.

The Company, through its indirectly wholly-owned subsidiary, Beijing Zhong Ran Wei Ye Gas Co., Ltd. ("Beijing Gas"), and the subsidiaries of Beijing Gas, is a leading developer of natural gas distribution systems in small and medium size cities in China, as well as a distributor of natural gas to residential, commercial and industrial customers in China. The company owns and operates natural gas distribution systems in 35 small and medium size cities and serves approximately 183,500 residential and seven industrial customers. Facilities include approximately 1,525 kilometers of pipeline and delivery networks with a daily capacity of approximately 120,000 cubic meters of natural gas. The Company owns and operates natural gas distribution systems in Beijing, Hebei, Jilin, Jiangsu, Anhui and Yunnan Provinces. The Company's website is: http://www.sino-gas.com .

Forward-Looking Safe Harbor Statement

Statements in this news release regarding future financial and operating results, potential applications of the Company's technology, opportunities for the Company, and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "will,""believes,""plans,""anticipates,""expects,""estimates," and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements including: limited operating history, need for future capital and economic conditions generally. Additional information on potential factors that could affect results and other risks and uncertainties are detailed from time to time in the Company's periodic reports, including Forms 10-K, 10-Q, 8-K, and other forms filed with the Securities and Exchange Commission ("SEC"). These statements, and other forward-looking statements, are not guarantees of future performance and involve risks and uncertainties.

For more information, please contact:

Sino Gas International Holdings, Inc.
Chunying Chai, IR Officer
Tel: +86-10-8260-0041 x834
Email: chaichunying@sino-gas.com
Yugang Zhang, CFO
Email: zhangyugang@sino-gas.com

Investor Relations Contact:
RedChip Companies, Inc.
Dave Gentry
Tel: (800) 733-2447 EXT 104
info@redchip.com
www.redchip.com